Filed Pursuant to Rule 433
Registration Statement No. 333-166301

SLM FUNDING LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS SLM FUNDING LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT SLM FUNDING LLC AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV.  ALTERNATIVELY, SLM FUNDING LLC, THE UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800-321-7179.

Free-Writing Prospectus

$68,414,000

Floating Rate Class B Notes

SLM Student Loan Trust 2008-2
Issuing Entity

SLM Funding LLC
Depositor

Sallie Mae, Inc.
Sponsor, Servicer and Administrator

Student Loan-Backed Notes

On or about October 25, 2013, the depositor or an affiliate of the depositor will offer:

Class	Outstanding Principal Amount	Interest Rate	Maturity Date
Floating Rate Class B Notes	$68,414,000	3-month LIBOR plus 1.20%	January 25, 2029

On February 7, 2008 (the “original closing date”), the trust issued the class A notes and the class B notes, described in the prospectus supplement dated January 31, 2008, and a base prospectus dated October 16, 2007 attached thereto.  The class B notes were originally offered and underwritten but ultimately retained by an affiliate of SLM Funding LLC on the original closing date, and are being reoffered hereby through the underwriter for sale in one or more transactions at the price shown below.  The class A notes were sold through certain underwriters in an offering that closed on the original closing date and are not being offered for sale hereby.  The trust also issued an excess distribution certificate representing the equity interest in the trust, which was not originally offered and is not being offered for sale hereby.

The trust makes payments primarily from collections on a pool of FFELP student loans.  Interest and principal on the notes is payable quarterly on the 25th day of  each January, April, July and October (or if such day is not a business day, the next business day).  The next distribution date is scheduled to occur on January 27, 2014.  In general, the trust pays principal, sequentially, to the class A-1 through class A-3 notes until each such class of notes is paid in full, and then to the class B notes until paid in full.  Interest on the class B notes is subordinate to interest on the class A notes and principal on the class B notes is subordinate to both principal and interest on the class A notes.  Credit enhancement for the notes consists of excess interest on the trust student loans, amounts on deposit in the reserve account and, with respect to the class A notes only, subordination of the class B notes to the class A notes.  The interest rates on the notes are determined by reference to three-month LIBOR.  A description of how the LIBOR index is determined appears under “Additional Information Regarding the Notes—Determination of Indices—LIBOR” in the base prospectus.

We are offering the class B notes through the underwriter at the price shown below.  The class B notes are currently listed on the Official List of the Luxembourg Stock Exchange and are eligible to be traded on the Luxembourg Stock Exchange’s Euro MTF Market.

We are not offering the class B notes in any state or other jurisdiction where the offer is prohibited.

This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

The class B notes are asset-backed securities issued by and are obligations of the issuing entity, which is a trust. They are not obligations of or interests in SLM Corporation, the sponsor, administrator, servicer, depositor, any seller, the underwriter or any of their affiliates.

The class B notes are not guaranteed or insured by the United States or any governmental agency.

______________ Underwriter and Book-Runner
Deutsche Bank Securities
_____________ October 23, 2013

The Information in this Free-Writing Prospectus

The information contained herein refers to and supplements certain of the information contained in the Supplement to Prospectus Supplement dated January 31, 2008, dated October 23, 2013 (the “supplement”).  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the supplement.

Ratings of the Notes

On the date hereof, the outstanding class A notes were rated “Aaa” by Moody’s Investors Service, Inc. (“Moody’s”), “AA+” by Standard & Poor’s Ratings Services (“S&P”) and “AAA” by Fitch Ratings, Inc., also known as Fitch Ratings (“Fitch”).  On the date hereof, the class B notes were rated “Baa1” by Moody’s, “AA” by S&P and “A” by Fitch.

A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency.

A rating addresses only the likelihood of the timely payment of stated interest and the payment of principal at final maturity, and does not address the timing or likelihood of principal distributions prior to final maturity.

SLM Student Loan Trust 2008-2
Issuing Entity

$68,414,000 Floating Rate Class B Student Loan-Backed Notes

SLM Funding LLC
Depositor

Sallie Mae, Inc.
Sponsor, Servicer and Administrator
_____________

Deutsche Bank Securities
Underwriter and Book-Runner
_____________

October 23, 2013